Exhibit 99.1

ALLISON TRANSMISSION ANNOUNCES BOARD CHANGES

Appoints Alvaro Garcia-Tunon to Board of Directors

Gregory Ledford to Retire from Board; Marsha Mishler to Step Down

INDIANAPOLIS – Jan. 25, 2016 – Allison Transmission Holdings Inc. (NYSE: ALSN) announced today that Alvaro Garcia-Tunon has been appointed to its Board of Directors, effective immediately, following Marsha Mishler’s decision to step down as a director. The Company also announced today that Gregory Ledford will retire from the Allison Board when his current term expires at the 2016 Annual Meeting of Stockholders.

Mr. Garcia-Tunon served as Chief Financial Officer of Wabtec Corporation, a leading supplier of technology-based products and services for rail, transit and other global industries, from March 2003 until his retirement from the Company in 2013.

“We are pleased to welcome Alvaro as a new member of our Board of Directors,” said Lawrence E. Dewey, Chairman of the Board of Directors. “Consistent with our ongoing efforts to review and strengthen the composition of our Board, the Board’s Nominating and Corporate Governance Committee conducted a thorough process with recommendations from multiple sources, including stockholders and an independent executive search firm. Alvaro is an exceptional addition to our Board and his financial and capital allocation expertise, experience as a public company director and business perspectives will be of great value to Allison.”

Mr. Garcia-Tunon will serve as a Class II director with a term expiring at the 2017 Annual Meeting of Stockholders and will also serve as a member of the Board’s Audit Committee.

Commenting on Mr. Ledford and Ms. Mishler, Mr. Dewey added, “Greg has served as a distinguished member of our Board for the past nine years and has provided exceptional leadership and valuable insights that contributed to Allison’s growth and success. We also appreciate Marsha’s contributions to the Board and her insights, particularly those relating to the dynamics in the Off-Highway energy end markets. We are grateful to both Greg and Marsha for their service and commitment to Allison and wish them all the best as we facilitate an orderly transition and add a different set of skills and background to the Board.”

The Board’s Nominating and Corporate Governance Committee, with the assistance of a leading executive search firm, has initiated a search to identify a new independent director candidate with industrial operational expertise and executive experience to succeed Mr. Ledford.

Alvaro Garcia-Tunon

Alvaro Garcia-Tunon has served as a Strategic Adviser of Wabtec Corporation (NYSE: WAB) since his retirement in 2013. Prior to his retirement, Mr. Garcia-Tunon served as the Chief Financial Officer of Wabtec Corporation since March 2003. Prior to that, he served in various positions of increasing responsibility at Westinghouse Air Brake Technologies Corporation, the predecessor to Wabtec Corporation, since 1995, including Treasurer, Secretary and Vice President of Finance.

Mr. Garcia-Tunon has also held various leadership positions at two major public accounting firms, PricewaterhouseCoopers and Arthur Andersen and Co., where he provided overall tax, audit and financial consulting services. He is a Certified Public Accountant and a member of the Bar Association of Virginia. Mr. Garcia-Tunon graduated from the College of William and Mary with a Juris Doctor degree and is a graduate of the University of Virginia with a Bachelor of Science degree in Commerce.

Mr. Garcia-Tunon has served as a Member of the Board of Directors of Matthews International Corporation since October 2009 and currently serves as Chairman of the Audit and the board’s special committees. He is also serves as a Member of the Executive, the Nominating and Corporate Governance, and the Compensation Committees. Mr. Garcia-Tunon has also served as a Member of the Board of Directors of MSA Safety Incorporated since December 2012, where he serves as a Member of the Audit, the Finance, and the Legal Committees. Additionally, Mr. Garcia-Tunon is on the Board of the Senator John Heinz History Center and Pittsburgh CLO.

About Allison Transmission

Allison Transmission (NYSE: ALSN) is the world’s largest manufacturer of fully automatic transmissions for medium- and heavy-duty commercial vehicles, and is a leader in hybrid-propulsion systems for city buses. Allison transmissions are used in a variety of applications including refuse, construction, fire, distribution, bus, motorhomes, defense and energy. Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA and employs approximately 2,700 people worldwide. With a market presence in more than 80 countries, Allison has regional headquarters in the Netherlands, China and Brazil with manufacturing facilities in the U.S., Hungary and India. Allison also has approximately 1,400 independent distributor and dealer locations worldwide. For more information, visit allisontransmission.com.

Forward-Looking Statements

This press release may contain forward-looking statements. All statements other than statements of historical fact contained in this press release are forward-looking statements, including all statements regarding future financial results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plans,” “project,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “forecast,” “could,” “potential,” “continue” or the negative of these terms or other similar terms or phrases. Forward-looking statements are not guarantees of future performance and involve known and unknown risks. Factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made include, but are not limited to: risks related to our substantial indebtedness; our participation in markets that are competitive; general economic and industry conditions; our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments and changing customer needs; the failure of markets outside North America to increase adoption of fully-automatic transmissions; the discovery of defects in our products, resulting in delays in new model launches, recall campaigns and/or increased warranty costs and reduction in future sales or damage to our brand and reputation; the concentration of our net sales in our top five customers and the loss of any one of these; risks associated with our international operations; brand and reputational risks; our intention to pay dividends; and labor strikes, work stoppages or similar labor disputes, which could significantly disrupt our operations or those of our principal customers. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this press release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Contact

Melissa Sauer, Executive Director, Corporate Affairs & Communications,

melissa.sauer@allisontransmission.com, 317-242-3855